Exhibit 99.1

Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
January 7, 2013

LEXINGTON REALTY TRUST ANNOUNCES 2012 FOURTH QUARTER ACTIVITY
Completes 2.4 Million Square Feet of Leasing in Fourth Quarter

New York, NY - January 7, 2013 - Lexington Realty Trust (“Lexington”) (NYSE: LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced the following update on fourth quarter transaction activity, some of which was previously announced.

T. Wilson Eglin, President and Chief Executive Officer of Lexington stated, “During the fourth quarter, we completed new leases and lease extensions on approximately 5.7% of our portfolio and maintained high levels of occupancy, addressed near-term lease rollover and extended our weighted-average lease term. In addition, we continued and expect to continue to capitalize on accretive investment opportunities and take advantage of opportunities to lower our cost of capital by refinancing our maturing debts on advantageous terms.”

Investment Activity

Property Acquisitions and Completed Build-to-Suit Transactions
A joint venture, in which Lexington has a minority position, acquired a newly-constructed 120,000 square foot retail property in Palm Beach Gardens, Florida for $29.8 million (9.8% initial cap rate), which is net-leased for a 15-year term. Lexington provided a $12.0 million non-recourse mortgage loan at closing. The 4%, interest-only mortgage loan matures in December 2017.
Lexington acquired a 252,400 square foot office property in Phoenix, Arizona for $53.2 million (7.1% initial cap). The property is net-leased for a 17-year term.
Lexington acquired 6.2 acres of land in Palm Beach Gardens, Florida for approximately $6.0 million. Lexington previously had been leasing the land and owns the multi-tenant improvements on the property.
In the build-to-suit area, Lexington completed the 52,000 square foot build-to-suit retail property in Opelika, Alabama for approximately $8.3 million (9.4% initial cap rate). The property is net-leased for a 15-year term.
Lexington closed on its forward commitment to acquire the 80,000 square foot build-to-suit office property in Eugene, Oregon for approximately $17.6 million (9.0% initial cap rate). The property is net-leased for a 15-year term.

Overall in 2012, Lexington completed 12 acquisitions/build-to-suit transactions for an aggregate capitalized cost of approximately $241.0 million. These properties have a weighted-average lease term of approximately 16 years and are expected to generate approximately $24.0 million of annual GAAP rent.

New and On-going Build-to-Suit Projects
During the quarter, Lexington entered into one new build-to-suit, an $8.8 million commitment to construct a 42,300 square foot retail property in Tuscaloosa, Alabama, which will be net-leased upon completion for a 15-year term (9.3% initial cap rate).
Lexington continues to fund the construction of the previously announced build-to-suit projects in (1) Denver, Colorado (8.6% initial rap rate), (2) Rantoul, Illinois (8.0% initial cap rate) and (3) Long Island City, New York (8.5% initial cap rate).
The aggregate estimated cost of these four on-going build-to-suit projects is approximately $136.5 million of which approximately $68.9 million was invested as of December 31, 2012. Lexington can give no assurance that any of the build-to-suit projects that are under contract or in process will be completed.

Loan Investments
Lexington closed on a $32.6 million construction loan (of which $3.5 million was funded as of December 31, 2012) for a 168,000 square foot build-to-suit data center in Norwalk, Connecticut. The interest-only construction loan bears interest at 7.5% and matures in November 2014. The property is subject to a 21-year net-lease.
Lexington received approximately $2.5 million in full satisfaction of its loan investment in New Kingstown, Pennsylvania.

Capital Recycling
During the fourth quarter of 2012, Lexington disposed of its interests in four properties to unrelated parties for an aggregate gross sales price of approximately $24.7 million. These sales brought total property disposition activity for 2012 to approximately $176.1 million at a weighted-average cap rate of 7.4%.

Balance Sheet
Lexington financed its office property in Palo Alto, California with a $59.5 million non-recourse mortgage loan which bears interest at a fixed rate of 3.97%. The fully-amortizing loan matures at the end of the tenant lease in December 2023. In addition, Lexington exercised an accordion feature within its seven-year term loan facility increasing the total facility under the term loan to $255.0 million, all of which is currently outstanding. Lexington swapped the LIBOR rate on borrowings under such term loan for a weighted-average fixed rate of 3.67% as of the date of this press release.
Lexington issued 17.25 million common shares in a public offering, raising net proceeds of approximately $156.3 million. The net proceeds were primarily used to satisfy (1) $93.0 million of outstanding debt on Lexington's secured credit facility and (2) $57.5 million to satisfy a portion of the debt assumed in the NLS acquisition. In addition, Lexington repaid $24.8 million in non-recourse mortgage debt which had a weighted-average interest rate of 5.7%.

In connection with a conversion, Lexington issued the 4.5 million common shares underlying an aggregate of $31.1 million original principal amount of 6.00% Convertible Guaranteed Notes due 2030. In addition, Lexington made an aggregate cash payment of approximately $2.4 million plus accrued and unpaid interest on the notes.
In total, Lexington's debt declined by approximately $108.0 million in the fourth quarter of 2012.

Leasing
During the fourth quarter of 2012, Lexington executed 17 new and extended leases for approximately 2.4 million square feet. Expected annual cash rents on these new and extended leases total approximately $15.3 million. The following details the 2012 fourth quarter leasing activity:

	LEASE EXTENSIONS
	Location		Prior Term	Lease Expiration Date	Sq. Ft.

	Office/Multi-Tenant
1	Honolulu	HI	MTM	09/2015	565
2	Knoxville	TN	05/2013	05/2020	59,748
3	Florence	SC	06/2013	10/2013	179,300
4	Hebron	KY	07/2013	07/2018	34,402
5	Livonia	MI	04/2014	12/2024	180,230
6	Houston	TX	09/2015	09/2025	554,385
7	Allen	TX	03/2018	03/2025	292,700
7	Total office/multi-tenant lease extensions				1,301,330

	Industrial
1	Hebron	OH	05/2013	05/2014	400,522
2	Franklin	TN	12/2013	12/2018	289,330
3	Cincinnati	OH	08/2016	12/2027	248,700
3	Total industrial lease extensions				938,552

	Retail
1	Paris	TN	07/2013	07/2018	31,170
2	Lawrence	IN	10/2013	10/2018	28,721
3	Franklin	OH	10/2013	10/2014	29,119
3	Total retail lease extensions				89,010

13	TOTAL EXTENDED LEASES				2,328,892

	NEW LEASES
	Location			Lease Expiration Date	Sq. Ft.
	Office/Multi-Tenant
1	Glen Allen	VA		01/2015	5,980
2	Orlando	FL		11/2017	8,261
3	Glen Allen	VA		12/2017	4,676
4	Palm Beach Gardens	FL		06/2018	6,410
4	TOTAL NEW LEASES				25,327

17	TOTAL NEW AND EXTENDED LEASES				2,354,219
Overall in 2012, Lexington executed new and extended leases totaling approximately 7.4 million square feet and ended the year with overall portfolio occupancy of approximately 97.2%.

Common Share Dividend/Unit Distribution

During the fourth quarter of 2012, Lexington declared a regular quarterly dividend/distribution for the quarter ended December 31, 2012 of $0.15 per common share/unit, which is payable on January 15, 2013 to common shareholders/unitholders of record as of December 31, 2012.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages office, industrial and retail properties primarily net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the SEC. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

References to Lexington refer to Lexington Realty Trust and its consolidated subsidiaries. All interests in properties and loans are held through special purpose entities, which are separate and distinct legal entities, but consolidated for financial statement purposes and/or disregarded for income tax purposes.
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